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As Filed with the Securities and Exchange Commission on March 11, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYNTEK, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4228470 (I.R.S. Employer Identification No.)
18881 Von Karman Ave., Suite 250, Irvine, CA 92612 (949) 955-0078 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Steven J. Ross
President and Chief Executive Officer
DynTek, Inc.
18881 Von Karman Ave., Suite 250
Irvine, California 92612
(949) 955-0078
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Christopher D. Ivey, Esq. Chris Y. Chen, Esq. Stradling Yocca Carlson & Rauth, A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($0.0001 par value)	18,509,611	$0.505	$9,347,354	$1,100.18

(1)
Pursuant to the terms of that certain Registration Rights Agreement, dated as of February 10, 2005, among the Registrant and the selling security holders, the Registrant is hereby registering the resale of (A) 14,807,692 shares of its common stock issued to such security holders pursuant to the terms of a Securities Purchase Agreement dated as of February 10, 2005 ("Purchase Agreement") and (B) 3,701,919 shares of its common stock issuable upon exercise of warrants granted on February 10, 2005 pursuant to the Purchase Agreement. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant's common stock as reported on the OTC Bulletin Board on March 8, 2005, which was approximately $0.505 per share.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 11, 2005

PROSPECTUS

DYNTEK, INC.

18,509,611 Shares of Common Stock

($0.0001 par value)

        This prospectus relates to the offer and sale from time to time of 14,807,692 shares of our outstanding common stock and 3,701,919 shares of our common stock issuable upon the exercise of warrants that were issued to the selling stockholders in a private placement on February 10, 2005.

        The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is traded on the OTC Bulletin Board under the symbol "DYTK." On March 8, 2005, the last reported sale price of our common stock was $0.51 per share.

        See "Risk Factors" beginning on page 2 to read about the risks you should consider carefully before buying shares of our common stock.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement containing this prospectus, which was filed with the Securities and Exchange Commission, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                             , 2005.

ABOUT DYNTEK, INC.

        In this prospectus, the terms "DynTek", the "Company", "we", "us", and "our" refer to DynTek, Inc.

        We are a leading provider of information technology ("IT") services to state and local government and mid-market commercial customers, primarily in the largest IT markets. Our practice areas include security solutions, access infrastructure, network management, internet protocol ("IP") telephony or voiceover IP ("VOIP"), and application infrastructure. We provide total solutions to our clients by delivering systems design, installation, consulting, maintenance, technology management and integration of network computing products and applications.

        We were incorporated in Delaware in May 1989 and changed our name to DynTek, Inc. in December 2001. Our principal executive offices are located at 18881 Von Karman Avenue, Suite 250, Irvine, California 92612, and our telephone number is (949) 955-0078. Our web site can be found at www.dyntek.com. The information contained on, or linked to, our web site does not constitute a part of this prospectus.

RISK FACTORS

        Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus and incorporated by reference in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

We have a history of operating losses, and we may be unable to achieve long-term profitability.

        Since our inception in May 1989, we have incurred substantial operating losses. During the past two quarters (through December 31, 2004), we generated a net loss of $6.9 million, which included a goodwill write-down of $6.0 million. At December 31, 2004, we had an accumulated deficit of $82.0 million. Although our sales revenues increased from $22.7 million for the six months ended December 31, 2003 to $34.8 million for the six months ended December 31, 2004, and our gross profit margin during the same periods improved from 16% to 20%, there can be no assurance that these improvements will continue or that revenues will exceed our operating expenses and cost of revenues in the future.

We have a dependence on contracts with government agencies, which, if terminated or reduced, would have a material adverse effect on our company.

        Although we have recently increased our business with commercial customers, approximately 60% of our revenues continue to be derived from sales to government agencies. We expect that sales to government agencies will continue to be a significant source of our revenue for the foreseeable future. Such government agencies may be subject to budget cuts or budgetary constraints or a reduction or discontinuation of funding. If our reputation or relationship with government agencies were to be impaired, or if funds available for government agencies to purchase professional services and related products were to be significantly reduced, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to attract and retain professional staff necessary for existing and future projects.

        Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees, particularly practice directors and other senior technical personnel. There is significant competition for employees with the skills required to perform the services we offer. In particular, qualified practice directors and senior technical and professional staff are in great demand and competition for such persons is likely to increase. If we are unable to attract, retain and train skilled employees, it could impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of our employees to achieve expected levels of performance could adversely affect our business. There can be no assurance that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees.

We may not be able to compete successfully in the information technology and consulting services markets.

        The information technology products and related services markets are highly competitive and are served by numerous international, national and local firms. There can be no assurance that we will be able to compete effectively in these markets. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into the IT products and related services markets, and we have faced, and expect to continue to face, additional competition from new entrants into these markets.

We may not be able to identify, acquire or integrate new businesses, which could adversely impact our business, and our acquisition strategy may be dilutive to existing stockholders, result in unanticipated accounting charges or otherwise adversely affect our results of operations.

        A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. We continually evaluate and explore strategic opportunities as they arise, and we also continually evaluate the performance and prospects of our various businesses and possible adjustments in our businesses to reflect changes in our assessment of their performance and prospects. Acquisitions may require significant capital infusions and could result in difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired companies. In addition, acquisitions involve a number of special risks, including the diversion of management's attention, failure to retain key personnel, increased general and administrative expenses, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, and other unanticipated events or circumstances. These challenges could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. These challenges are magnified as the size of the acquisition increases.

        Furthermore, acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation and deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact out results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline. Acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves. Alternatively, we may issue equity or convertible debt securities in connection with an acquisition, which may be dilutive to our existing stockholders. In addition, the equity or debt securities that we may issue could have rights, preferences or privileges senior to those of our common stock.

        We cannot assure you that we will be able to consummate any pending or future acquisitions or that we will realize any anticipated benefits from these acquisitions. In the future, we may not be able to find other suitable acquisition opportunities that are available at attractive valuations, if at all. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms, as the decline in the price of our common stock may make it significantly more difficult and expensive to initiate or consummate additional acquisitions. Moreover, it may be difficult for us to successfully integrate any acquired businesses, assets, products, technologies or personnel, which could materially and adversely affect our business, financial condition and results of operations.

We depend on a small number of vendors to supply the IT products that we sell and the loss of, or a material change in, our business relationship with a major supplier could adversely affect our business, financial condition and results of operation.

        Product sales are dependant on our ability to maintain reseller status with several major technology manufacturers including Citrix, McAfee, Cisco, Microsoft, Hewlett Packard and Novell. We are also highly dependant on distributors such as Ingram Micro, GE Access, and Tech Data for manufactured products. Although, we are currently an authorized reseller of various products, the loss of authorization could have an adverse material effect on our product sales and results of operations.

We rely upon the manufacturers and distributors supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn could harm our business, financial position and operating results. Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be adversely affected.

Our success depends in large part upon the continued services of our executive officers and a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

        Our success depends in large part upon the continued services of our senior executives and other key employees, including certain sales, consulting and technical personnel. Although we have entered into employment agreements with Steven J. Ross, our Chief Executive Officer and Chairman, Robert I. Webber, our Chief Financial Officer, and Casper Zublin, Jr., our Chief Operating Officer, these employees and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business. In addition, if one or more of our significant employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations.

There are many factors, including some beyond our control, that may cause fluctuations in our quarterly revenue and operating results.

        Our quarterly operating results have varied greatly in the past and may vary greatly in the future, depending upon a number of factors described below and elsewhere in this prospectus, including many that are beyond our control. These factors include, without limitation:

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  general economic conditions and weakness in IT spending;

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  the loss or consolidation of one or more of our significant suppliers or customers;

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  market acceptance and product life of the products we distribute;

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  competitive conditions in our industry which may impact our margins;

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  pricing, margin and other terms with our suppliers; and

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  changes in our costs and operating expenses.

        Although we attempt to control our expense levels, these levels are based in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall.

        Because we do not know when, or if, our potential customers will place orders and finalize contracts, we cannot predict our revenue and operating results for future quarters. Changes in the mix of products and services sold by us could also materially affect our operating results for future quarters.

We may face litigation in the ordinary course of business, which could result in substantial expenses.

        We are from time to time involved in litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expenses and could divert the efforts of our management.

War and terrorist activities could adversely affect our business.

        The continued threat of terrorism within the U.S. and Europe and acts of war may cause significant disruption to commerce throughout the world. Our business and results of operations could be materially and adversely affected to the extent that such disruptions result in delays or cancellations of customer orders, delays in collecting cash, a general decrease in corporate spending on information technology, or our inability to effectively market, manufacture or ship our products. We are unable to predict whether war and the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

You may suffer dilution in your ownership of our shares from the exercise or conversion of options, warrants, and convertible securities issued to other persons.

        There are a significant number of outstanding options, warrants, and convertible securities to acquire shares of our common stock and we may grant additional rights in the future. If any of the outstanding options, warrants, or convertible securities are exercised or converted, your percentage ownership in the common stock will be reduced. So long as these options, warrants, and convertible securities are exercisable, the holders will have the opportunity to profit from a rise in the price of our common stock. The existence of such options, warrants, and convertible securities may adversely affect the terms on which we can obtain additional financing. The holders of such options, warrants, and convertible securities can be expected to exercise them at a time when our common stock is trading at a price higher than the exercise price of these outstanding options, warrants, and convertible securities.

        If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline. The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market by the selling stockholders under this prospectus, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We may need to obtain additional financing in the future.

        We have had recurring losses from continuing operations and negative cash flows from operations. Such losses have been funded primarily from cash received from the sales of our stock and from debt financings, as well as cash received from the sale of discontinued operations. Although we have been able to raise capital in the past and have implemented and will continue to implement cost reductions designed to minimize such losses, if our existing cash balances are not sufficient to meet our liquidity needs, support our future expansion needs and achieve our strategic goals, we may require additional funds. Funds raised through equity financing would likely result in dilution to our existing shareholders and funds raised through debt financing may result in the imposition of restrictive covenants and the requirement pay interest out of future cash flows or through the issuance of additional shares of common stock. Our ability to generate returns that exceed our cost of capital is critical to attaining profitability. If adequate funds are not available on acceptable terms, we may be required to divest certain contracts or other assets, significantly reduce expenditures, and/or curtail certain of our business activities in order to conserve liquidity. These conditions could seriously harm our business and cause us to explore strategic alternatives.

A volatile public market for our common stock may impair your liquidity and/or return on investment.

        Any market for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect on the price of our shares. These factors include, but may not necessarily be limited to:

  •
  variations in quarterly operating results;

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  our ability to control costs and improve cash flow;

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  our ability to raise additional capital;

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  shortages announced by suppliers;

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  announcements of technological innovations, introduction of new products and/or applications by our competitors, customers or us;

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  the availability of substitute products that could affect our ability to compete;

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  acquisitions of businesses, products or technologies;

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  the impact of any litigation;

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  changes in investor perceptions;

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  changes in earnings estimates or investment recommendations by securities analysts; and

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  international conflicts, political unrest and acts of terrorism.

        In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. Consequently, persons who invest in our common stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. Holders may not be able to resell their shares, or may not be able to sell their shares at or above the price they paid for them. In addition, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation in the past. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

Our common stock is listed on the OTC Bulletin Board, and as such, it may be difficult to resell your shares of stock at or above the price you paid for them or at all.

        In December 2004, we voluntarily withdrew our securities from inclusion for trading on The Nasdaq SmallCap Market and moved our securities to trading on the OTC Bulletin Board. As such, the average daily trading volume of our common stock may decrease, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, if at all. In addition, our securities may become subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

  •
  net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years, or net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

  •
  average annual revenue of at least $6,000,000 for the last three years.

        While we are presently not subject to "penny stock" restrictions, there is no guarantee that we will be able to meet any of the exceptions to our securities from being deemed as "penny stock" in the future. If our securities were to become subject to "penny stock" restrictions, broker-dealers may be less willing or able to sell and/or make a market in our common stock. In addition, the liquidity of our securities may be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no duty to update any of these forward-looking statements.

USE OF PROCEEDS

        The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales. However, we may receive proceeds from the exercise of the warrants if they are exercised. Any funds received from the exercise of the warrants will be used for general corporate purposes.

SELLING STOCKHOLDERS

        We are registering a total of 18,509,611 shares of our common stock. We issued 14,807,692 shares of common stock and warrants to purchase an additional 3,701,919 shares of common stock on February 10, 2005 in a private placement to the selling stockholders set forth below. Pursuant to a Registration Rights Agreement dated February 10, 2005, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the resale of the shares of our common stock we issued, and which we will issue upon exercise of warrants, to the selling stockholders and to keep the registration statement effective until the earlier of the date on which the shares registered hereunder are sold, the date on which the shares registered hereunder can be sold without registration and without restriction as to the number of shares that may be sold, or the second anniversary of the last date on which shares are issued pursuant to the terms of the warrants. The warrants may be exercised commencing on August 11, 2005 and will expire on August 11, 2010.

        B. Riley & Co. ("B. Riley") acted as placement agent in connection with the private placement. As compensation for B. Riley's services, we paid B. Riley $539,000. DC Asset Management LLC has been engaged by us to provide consulting services with respect to mergers, acquisitions and other transactions. None of the other selling stockholders have any position, office or material relationship with the Company.

        The following table sets forth: (1) the name of each of the selling stockholders for whom we are registering the resale of shares under this registration statement; (2) the number of shares of our common stock owned by each such selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each such selling stockholder after this offering.

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
DCOFI Master LDC(2)(3)	6,670,421	3,605,768	3,064,653	4.75	%(1)
Asset Managers International Ltd.(4)	—	1,141,826	—	—
DC Asset Management LLC(5)	1,210,096	60,096	1,150,000	1.53	%(1)
Pleiades Investment Partners-R, LP(6)	—	822,115	—	—
Potomac Capital International Ltd.(7)	—	730,768	—	—
Potomac Capital Partners, LP(8)	—	1,331,731	—	—
GSSF Master Fund, L.P.(9)	—	1,201,923	—	—
Gryphon Master Fund, L.P.(10)	—	2,403,846	—	—
SACC Partners LP(11)	—	1,802,885	—	—
B. Riley & Co.(12)	—	600,961	—	—
Milfam II, L.P.(13)	—	2,403,846	—	—
Lloyd I. Miller Trust A-4(14)	—	2,403,846	—	—

        We prepared this table based upon information supplied to us by the selling stockholders named in the table, and we have not sought to verify such information. For each selling stockholder, the table above assumes the sale by that selling stockholder of all of its shares of common stock available for resale under this prospectus.

        There can be no assurance that any of the shares offered hereby will be sold.

(1)
Based on 75,245,313 shares outstanding as of February 24, 2005. In computing the number of shares beneficially owned by a selling stockholder after the offering and the percentage ownership of that selling stockholder, shares of common stock subject to the warrants that were purchased by such selling stockholder in the private placement are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person.

(2)
DC Asset Management LLC is the managing member of DC Opportunity Advisers LLC, the investment manager of DCOFI.

(3)
Includes 721,153 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(4)
Includes 180,288 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(5)
Includes 60,096 shares of common stock subject to warrants that may be exercised after August 11, 2005. Asset Managers International Ltd., which received warrants to purchase up to 240,384 shares of common stock of the Company, assigned the right to purchase 60,096 of those shares to DC Asset Management LLC.

(6)
Includes 164,423 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(7)
Includes 146,153 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(8)
Includes 266,346 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(9)
Includes 240,384 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(10)
Includes 480,769 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(11)
Includes 360,577 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(12)
Includes 120,192 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(13)
Includes 480,769 shares of common stock subject to warrants that may be exercised after August 11, 2005.

(14)
Includes 480,769 shares of common stock subject to warrants that may be exercised after August 11, 2005.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

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  settlement of short sales entered into after the date of this prospectus;

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  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  a combination of any such methods of sale; or

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  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b), if required, or under other applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, amending the list of selling stockholders to include the transferee, donee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities pursuant to the terms of the Registration Rights Agreement.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will, if required, file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

        Our financial statements as of and for the years ended June 30, 2003 and 2004, incorporated into this prospectus by reference to our 2004 Annual Report on Form 10-K have been so incorporated in reliance on the report of Marcum & Kliegman, LLP, a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing. Our statement of operations and income for the year ended June 30, 2002, incorporated into this prospectus by reference to our 2004 Annual Report on Form 10-K, has been so incorporated in reliance on the report of Grassi & Co., CPAs, P.C., a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission's website on the World Wide Web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

        We incorporate by reference the following documents:

1.
Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 28, 2004, as amended on Form 10-K/A filed with the SEC on September 29, 2004 and as amended on Form 10-K/A filed with the SEC on October 22, 2004;

2.
Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 filed with the SEC on November 15, 2004;

3.
Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 filed with the SEC on February 14, 2005;

4.
Our Current Report on Form 8-K filed with the SEC on July 1, 2004;

5.
Our Current Report on Form 8-K filed with the SEC on September 29, 2004;

6.
Our Current Report on Form 8-K filed with the SEC on October 6, 2004;

7.
Our Current Report on Form 8-K filed with the SEC on October 18, 2004;

8.
Our Current Report on Form 8-K filed with the SEC on October 21, 2004;

9.
Our Current Report on Form 8-K filed with the SEC on November 19, 2004;

10.
Our Current Report on Form 8-K filed with the SEC on December 2, 2004;

11.
Our Current Report on Form 8-K filed with the SEC on December 16, 2004;

12.
Our Current Report on Form 8-K filed with the SEC on February 15, 2005;

13.
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

14.
All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

        You may request a copy of these filings, at no cost, by writing or calling us at DynTek, Inc., 18881 Von Karman Ave., Suite 250, Irvine, California 92612, telephone number (949) 955-0078, Attention: Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

To be paid by DynTek, Inc.
SEC registration fee	$1,100.18

Legal fees	$15,000

Accounting fees	$5,000

Miscellaneous expenses	$1,000

Total	$22,100.18

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act).

        Our Certificate of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Our Bylaws require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. We have purchased an insurance policy that insures both DynTek and its officers and directors against exposure and liability normally insured against under such policies.

Item 16.    Exhibits

Exhibit Number	Description
4.1	Form of Purchase Warrant issued by the Registrant to the selling stockholders on February 10, 2005 (incorporated by reference to Exhibit 10.03 of the Registrant's Current Report on Form 8-K filed February 15, 2005).
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Marcum & Kliegman LLP.
23.2	Consent of Grassi & Co., CPAs, P.C.
23.3	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).
24.1	Power of Attorney (Included in the signature pages hereof).

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in our periodic reports filed with or furnished to the Commission pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 11th day of March, 2005.

DYNTEK, INC.

By:	/s/ STEVEN J. ROSS Steven J. Ross Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of DynTek, Inc., do hereby constitute and appoint Steven J. Ross and Robert I. Webber, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. ROSS Steven J. Ross	President, Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2005
/s/ ROBERT I. WEBBER Robert I. Webber	Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Director, Secretary (Principal Financial and Accounting Officer)	March 11, 2005
/s/ DR. MICHAEL GRIEVES Dr. Michael Grieves	Director	March 11, 2005
/s/ MARSHALL TOPLANSKY Marshall Toplansky	Director	March 11, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Purchase Warrant issued by the Registrant to the selling stockholders on February 10, 2005 (incorporated by reference to Exhibit 10.03 of the Registrant's Current Report on Form 8-K filed February 15, 2005).
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Marcum & Kliegman LLP.
23.2	Consent of Grassi & Co., CPAs, P.C.
23.3	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).
24.1	Power of Attorney (Included in the signature pages hereof).

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TABLE OF CONTENTS
ABOUT DYNTEK, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX